UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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MATRIXX INITIATIVES, INC.
(Name of Registrant as Specified in Its Charter)

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MATRIXX INITIATIVES, INC.
8515 East Anderson Drive
Scottsdale, Arizona 85255
(602) 385-8888

NOTICE AND PROXY STATEMENT
For Annual Meeting of Stockholders
To Be Held on August 26, 2008

To the Holders of Our Common Stock:

The annual meeting of stockholders of Matrixx Initiatives, Inc. will be held at the Marriott at McDowell Mountains, 16770 North Perimeter Drive, Scottsdale, AZ 85260, on August 26, 2008 at 10:00 a.m. (local time) for the following purposes:

1. To elect two directors nominated herein to our Board of Directors to serve for a three-year term, or until their successors are elected;

2. To ratify the appointment of Mayer Hoffman McCann P.C. as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2009; and

3. To transact such other business as may properly come before the annual meeting or any adjournment thereof.

We cordially invite you to attend the annual meeting of stockholders. The Board of Directors has fixed the close of business on July 7, 2008 as the record date for the determination of stockholders entitled to receive notice of and to vote at the annual meeting or any adjournment thereof. You can vote your shares of our common stock at the annual meeting only if you are present at the annual meeting in person or by valid proxy. Admission to the annual meeting is limited to our stockholders and their proxies. If you hold your shares in “street” form through a broker or similar market intermediary rather than in your own name, you will be admitted to the annual meeting if you present a written affidavit or statement from the brokerage institution that is the registered holder of your shares showing that you were the beneficial owner of your shares as of the July 7, 2008 record date.

Your vote is important to us. Even if you plan to attend the annual meeting, please complete and sign the enclosed proxy card and mail it to us promptly in the return envelope. A copy of our 2008 Annual Report to Stockholders, which includes our fiscal 2008 financial statements, was first mailed with this Notice and Proxy Statement on or about July 15, 2008 to all stockholders of record as of the record date.

Your attention is directed to the attached Proxy Statement.

By order of the Board of Directors,

Samuel C. Cowley,
Executive Vice President Business Development,
General Counsel and Secretary

Scottsdale, Arizona
July 7, 2008

i

GENERAL INFORMATION

This Proxy Statement relates to the 2008 annual meeting of stockholders (the “Annual Meeting”) of Matrixx Initiatives, Inc. (“Matrixx” or the “Company”) to be held at 10:00 a.m. (local time) on August 26, 2008 at the Marriott at McDowell Mountains, 16770 North Perimeter Drive, Scottsdale, AZ 85260, or at such other time and place to which the Annual Meeting may be adjourned. The enclosed proxy is solicited by the Board of Directors of Matrixx for use at the Annual Meeting. The proxy materials relating to the Annual Meeting were first mailed on or about July 15, 2008 to record holders of our common stock entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

You should review the information contained in this Proxy Statement in conjunction with the financial statements, notes to financial statements, independent auditors’ reports and other information included in our 2008 Annual Report to Stockholders that was mailed to our stockholders with this Proxy Statement.

Because of the extreme seasonality in the Company’s business, on February 9, 2007, the Company’s Board of Directors approved a change in the Company’s fiscal year end from December 31 to March 31 in order to better align the Company’s operations and financial results with the entire cold season. The three months ended March 31, 2007, was the Company’s transition period, and the Company’s new fiscal year began April 1, 2007 and ended March 31, 2008. As required by Securities and Exchange Commission (“SEC”) rules, certain of the information in this Proxy Statement relates to the three-month transition period.

What is the purpose of the Annual Meeting?

At the Annual Meeting, you will be asked to consider and act upon the following matters:

•	the election of two directors nominated herein to our Board of Directors to serve for a three-year term, or until their successors are elected;

•	the ratification of the appointment of Mayer Hoffman McCann P.C. as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2009; and

•	certain other matters that may properly come before the Annual Meeting or any adjournment thereof.

Who is entitled to vote at the Annual Meeting?

Stockholders of record at the close of business on July 7, 2008 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof. As of the Record Date, there were 9,629,962 shares of our common stock issued and outstanding. Each stockholder of record on the Record Date is entitled to one vote per share of common stock held by such stockholder on each matter of business to be considered at the Annual Meeting. There will be no cumulative voting.

What constitutes a quorum at the Annual Meeting?

A majority of our issued and outstanding shares of common stock entitled to vote, represented at the Annual Meeting in person or by proxy, will constitute a quorum for the Annual Meeting. If a quorum is present for any proposal, we will be permitted to conduct all of the business of the Annual Meeting. Proxies that we receive but are marked as abstentions (or “vote withheld”) will be included in our calculation of the number of shares considered to be present at the Annual Meeting.

Under what process may I vote?

You can vote on matters to come before the Annual Meeting in four ways:

•	you can attend the Annual Meeting and cast your vote in person; or

•	you can vote by completing, dating and signing the enclosed proxy card and returning it to us (if you do this, you will authorize the individuals named on the proxy card (referred to as the proxy holders) to vote your shares according to your instructions or, if you provide no instructions, according to the recommendations of our Board of Directors); or

•	you can phone in your proxy by calling the telephone number on your proxy card or voter instruction form; or

•	you can vote via the internet by going to http://www.proxyvote.com and entering the control number specified on your proxy card or voter instruction form.

Votes submitted via telephone or the internet must be received by 11:59 p.m. (Eastern Daylight Time) on August 25, 2008. Submitting your vote via telephone or the internet will not affect your right to vote in person at the Annual Meeting should you decide to attend the Annual Meeting. If you hold your shares through a broker or other custodian, please review the voting form used by that firm to see if it offers telephonic or internet voting. Applicable laws authorize the use of telephonic transmission and electronic transmission, such as transmission over the internet, to grant a proxy.

Is my vote confidential?

Yes, your vote is confidential. Only the following persons have access to your vote: election inspectors; individuals who help with processing and counting of votes; and persons who need access for legal reasons. If you write comments on your proxy card, your comments will be provided to the Company, but how you vote will remain confidential.

What are the Board’s recommendations?

A description of each item to be voted on at the Annual Meeting, including the Board’s recommendations as to voting on such items, is set forth elsewhere in this Proxy Statement. In summary, the Board recommends a vote FOR the election of the director nominees included in this Proxy Statement as described under Proposal No. 1 and a vote FOR the ratification of the appointment of Mayer Hoffman McCann P.C. as the Company’s independent registered public accounting firm, as described under Proposal No. 2. If any other matter is properly brought before the Annual Meeting for a vote, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in the proxy holders’ own discretion.

What if I vote and then change my mind?

If you sign and mail us the enclosed proxy card and then wish to change your vote, you may revoke your proxy at any time before it is exercised by:

•	attending the Annual Meeting and voting in person; or

•	completing, signing and delivering to us a new proxy card bearing a later date; or

•	sending written notice of revocation of your proxy to our Secretary at Matrixx Initiatives, Inc., 8515 E. Anderson Drive, Scottsdale, Arizona 85255.

What vote is required to approve each proposal?

For the election of directors, the nominees who receive the highest number of votes will be elected as directors.

Stockholder ratification of the appointment of Mayer Hoffman McCann P.C. is not required by our Bylaws or applicable law. However, our Board of Directors determined to submit such appointment to our stockholders for ratification as a matter of good corporate practice. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.

Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. Abstentions are counted as voted and broker non-votes are counted as unvoted for determining the approval of each matter submitted to the stockholders for a vote. A broker non-vote occurs when a stockholder’s shares are held in “street” form through a broker or similar market intermediary rather than in the stockholder’s own name. In this situation, the broker may vote the shares on some “routine” matters, including the election of directors, but will be unable to vote the shares on “non-routine” matters if it does not have the authority from the beneficial stockholder to do so.

Will stockholders be asked to vote on any other matters?

The Board of Directors is not aware of any other matters that will be brought before the stockholders for a vote. If any other matters properly come before the meeting, the proxy holders will vote on those matters in accordance with the recommendations of the Board of Directors, or, if no recommendations are given, in accordance with their own judgment. Stockholders attending the meeting may directly vote on those matters or they may vote by proxy.

Are proxies being solicited?

We are soliciting proxies for the Annual Meeting. We will bear the cost of solicitation of proxies, including the charges and expenses of brokerage firms and others who forward proxy materials to beneficial owners of our stock. Our solicitation will be by mail, telephone, or electronic means, except for any incidental personal solicitation made by our directors, officers and employees, who will receive no additional compensation for such solicitations. We also have made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. We will reimburse these record holders for their reasonable out-of-pocket expenses in this effort.

The extent to which our proxy soliciting efforts will be necessary depends upon how promptly proxies are submitted to us. In this regard, you should send your completed and signed proxy card without delay.

INFORMATION ABOUT OUR BOARD, ITS COMMITTEES AND
OUR CORPORATE GOVERNANCE

How often did the Board meet during fiscal 2008?

During the fiscal year ended March 31, 2008, the Board of Directors held nine meetings, either in person (including teleconference) or by written consent resolution. All directors attended or participated in at least 85% of the meetings of the Board of Directors and of Board of Directors’ committees on which that director served. Members of the Board of Directors also consulted informally with management from time to time.

Do we have independent directors?

Yes, the Nasdaq Stock Market (“Nasdaq”) listing standards require that our Board have a majority of independent directors. The listing standards require that our Board of Directors make an “affirmative determination” that each director classified as independent does not have any relationship that would preclude independence under the listing standards.

How did the Board make its independence determinations?

In accordance with Nasdaq listing standards, the Board undertakes an annual review to determine which of its directors are independent. The review generally takes place in the first quarter of each fiscal year; however, directors are required to notify the Company of any changes that occur throughout the year that may impact their independence.

Based on the Board’s review, the Board of Directors has determined that during fiscal 2008 one of the Company’s eight directors was not independent and that seven of the directors were independent. The seven independent directors were Messrs. Clayton, Cowley, Egan, Faber, Matthews, Zeher and Ms. Bush. Mr. Johnson was not independent under the Nasdaq listing standards because of his employment with the Company. In May 2008, Mr. Cowley was appointed Executive Vice President, Business Development, General Counsel and Secretary. Due to Mr. Cowley’s employment with the Company, the Board of Directors has determined that he would not be an independent director in fiscal 2009 and he resigned from his committee assignments effective with his employment.

What are the Committees the Board has established?

The Board of Directors has three standing committees:  the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee.

What are the responsibilities of the Audit Committee?

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is responsible for reviewing the accounting principles, policies, and practices followed by the Company in accounting for and reporting its financial results of operations, at least quarterly, and for selecting and meeting with the Company’s independent accountants. The Committee meets from time to time with members of the Company’s accounting staff and, among other things, reviews the financial and risk management policies followed by the Company in conducting its business activities; the Company’s annual financial statements; the Company’s internal disclosure controls and procedures and system of internal controls regarding finance, accounting, legal compliance and ethics; and the performance and compensation of the Company’s independent accountants. The Audit Committee operates under a written Audit Committee Charter adopted by the Board. A current copy of the Audit Committee charter is available on the Company’s website (www.matrixxinc.com). In fiscal 2008, the Audit Committee consisted of Mr. L. White Matthews, III (Chairman), Mr. Samuel Cowley, Mr. Edward Faber, and Ms. Lori Bush. The Committee met nine times in fiscal 2008. The Board has determined that each of the members of the Audit Committee met the independence requirements of Nasdaq listing standards and the SEC during fiscal 2008. The Board has also determined that Mr. Matthews is an “audit committee financial expert,” as defined by SEC regulations. Due to Mr. Cowley’s May 2008 appointment as an executive officer of the Company, the Board determined that Mr. Cowley no longer meets the independence requirements and Mr. Cowley resigned from the Audit Committee at that time. The report of the Audit Committee is set forth below under the heading “Report of the Audit Committee.”

What are the responsibilities of the Compensation Committee?

The responsibilities of the Compensation Committee are described below in the Compensation Discussion and Analysis under the heading “What are our processes and procedures for considering and determining executive compensation? — The Compensation Committee.”

What are the responsibilities of the Corporate Governance and Nominating Committee?

The Corporate Governance and Nominating Committee is responsible for identifying qualified individuals to become members of the Board, recommending Board nominees for each of the Board’s committees, recommending to the Board corporate governance principles and practices, and leading the Board in an annual review of its performance. The Committee operates under a written Corporate Governance and Nominating Committee Charter adopted by the Board and available on the Company’s website (www.matrixxinc.com). During fiscal 2008, the Corporate Governance and Nominating Committee consisted of Mr. William Egan (Chairman), Mr. John Clayton, Mr. Samuel Cowley, Mr. Edward Faber, and Mr. Michael Zeher. The Committee met three times in fiscal 2008. The Board has determined that each of the members of the Corporate Governance and Nominating Committee met the independence requirements of Nasdaq listing standards during fiscal 2008. Due to Mr. Cowley’s May 2008 appointment as an executive officer of the Company, the Board determined that Mr. Cowley no longer meets the independence requirements and Mr. Cowley resigned from the Corporate Governance and Nominating Committee at that time.

How are nominees for the Board selected?

As noted above, the Corporate Governance and Nominating Committee is responsible for evaluating individuals qualified to become members of the Board of Directors and recommending director nominees to the full Board.

Stockholder Nominees.  The Corporate Governance and Nominating Committee will consider director nominee recommendations by stockholders, provided the names of such nominees, accompanied by relevant biographical and other information, are properly submitted in writing to the Secretary of the Company in accordance with the manner described for stockholder nominations below under the heading “How do we submit stockholder proposals or director nominations for the next Annual Meeting?” To be considered by the Committee, each nominee, whether submitted by a stockholder or the Committee, must have a strong professional or other background with a reputation for integrity and responsibility. For additional criteria, see below under the heading “Director Qualifications.”

Director Qualifications.  To be considered by the Committee, each nominee must have experience relevant to the Company’s business in such areas (among others) as medicine, science, product research and development, finance and accounting, or product marketing. The nominee must be able to commit sufficient time to appropriately prepare for, attend, and participate in all Board and applicable Board committee meetings, as well as the annual meeting of stockholders, and must not have any conflicts of interest with the Company. The Corporate Governance and Nominating Committee also requires a certain number of director nominees to be independent, as defined under Nasdaq listing standards and SEC regulations, and that at least one member of the Audit Committee be an “audit committee financial expert.”

Identifying and Evaluating Nominees for Directors.  The Committee seeks recommendations from Board members and, from time to time, other advisors in order to locate qualified nominees. All nominees, whether submitted by a stockholder or the Committee, are evaluated in the same manner by the Committee, based upon their qualifications, experience, interpersonal, and other relevant skills.

How are directors compensated?

Under the Company’s Corporate Governance Principles, non-employee director compensation is reviewed periodically by the Board of Directors with the assistance of the Compensation Committee. Mr. Johnson, who is also an employee of the Company, receives no additional compensation for his service as a director. Directors receive $20,000 in annual retainer fees and an additional $4,000 retainer fee for each committee on which the director participates. In addition to the respective committee retainer, the Chairman of the Audit Committee receives an additional annual retainer fee of $8,000; the Chairman of the Compensation Committee receives an additional annual retainer fee of $5,000; and the Chairman of the Corporate Governance and Nominating Committee receives an additional annual retainer fee of $5,000. The annual retainer fee for the Chairman of the Board is $50,000. In addition, the Company reimburses directors for travel expenses incurred in connection with attending Board, committee and stockholder meetings, and for other Company-business related expenses. In May 2008, Mr. Cowley was appointed an executive officer of the Company. Due to Mr. Cowley’s employment with the Company, he will not receive compensation as a director in fiscal 2009.

The stock component of the compensation of the Company’s non-employee directors consists of a number of shares of restricted stock, issued under the Company’s 2001 Long-Term Incentive Plan (the “2001 Incentive Plan”), equal to $75,000 divided by the closing price of the Company’s common stock on the Nasdaq Global Select Market on the first business day of each calendar year, rounded up to the nearest share, with 50% of such restricted stock vesting on the first anniversary of each grant and 50% of such restricted stock vesting on the second anniversary of such grant. The directors must be serving on the Board of Directors on the date of vesting in order for the restricted stock to vest; however, the restrictions on the disposition of the shares of Common Stock lapse immediately upon the first of the following dates: (i) the effective date of a Change-of-Control, and (ii) the date on which the director ceases to serve on the Board of Directors or any committee thereof on account of his or her death or Disability (as that term is defined in the 2001 Incentive Plan), or mandatory retirement of the director. On January 2, 2008, each non-employee director received a grant of 5,320 shares of restricted stock under the 2001 Incentive Plan.

All payments other than stock grants (which are made on the first trading day of the calendar year to directors serving on that date) are made quarterly in arrears.

A director who participates in the Restricted Stock Program under the Company’s 2001 Incentive Plan may elect to receive, in lieu of cash, all or any portion of the fees payable by Matrixx to the director for service on the Board of Directors or any committee in the form of shares of our common stock. Conditions to participation include a three-year restriction on the sale or disposition of any shares received under the Restricted Stock Program. The purchase price for the shares is equal to 80% of the closing price of our common stock on the Nasdaq Global Select Market on the designated day of purchase. During fiscal 2008, two directors, John M. Clayton and Lori H. Bush, participated in the Restricted Stock Program. In 2008, Mr. Clayton received 2,086 shares in lieu of $28,000 of cash compensation and Ms. Bush received 2,458 shares in lieu of $33,000 of cash compensation.

The following table summarizes the amounts paid to directors in fiscal 2008:

DIRECTOR COMPENSATION

					Change in
					Pension
					Value and
					Nonqualified
	Fees			Non-Equity	Deferred
	Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)(2)	($)	($)	($)	($)	($)

Lori H. Bush(1)	41,247	71,436	0	0	0	0	112,683
John M. Clayton, Ph.D.(1)	35,000	71,436	0	0	0	0	106,436
Samuel C. Cowley(3)	28,000	71,436	0	0	0	0	99,436
William C. Egan	33,000	71,436	0	0	0	0	104,436
Edward E. Faber(4)	50,000	101,691	0	0	0	0	151,691
Carl J. Johnson(5)	0	0	0	0	0	0	0
L. White Matthews, III	36,000	71,436	0	0	0	0	107,436
Michael A. Zeher	28,000	71,436	0	0	0	0	99,436

(1)	The director elected to receive certain restricted stock in lieu of cash compensation under the Restricted Stock Program (as described above). The shares are valued at the closing price of our common stock on the date of grant. During fiscal 2008, Ms. Bush received shares valued at $41,217 and Mr. Clayton received shares valued at $34,981.

(2)	In accordance with SEC rules, the amount in this column reflects the dollar amount expensed by the Company during fiscal 2008 for financial reporting purposes in accordance with FAS 123R. The full grant date fair value for the 5,320 shares of restricted stock granted to each non-employee director on January 2, 2008 was $75,012, based on the closing price of the Company’s common stock on the date of grant. Additionally, the amount in this column also reflects the dollar amount expensed by the Company during fiscal 2008 for the January 2006 grant of 3,500 shares of restricted stock and the January 2007 grant of 4,735 shares of restricted stock.

(3)	As noted above, in May 2008, Mr. Cowley was appointed an executive officer of the Company. Due to Mr. Cowley’s employment with the Company, he will not receive compensation as a director in fiscal 2009.

(4)	Our annual director restricted stock grants provide for the accelerated vesting of a director’s restricted shares upon the director’s mandatory retirement date. The accelerated vesting increased the expense the Company recognized in fiscal 2008 because, pursuant to the Company’s Corporate Governance Principles regarding mandatory retirement, Mr. Faber will not stand for re-election at the Company’s 2008 Annual Meeting of Stockholders.

(5)	Mr. Johnson is a Named Executive Officer (as defined on page 10 of this Proxy Statement) and his compensation is set forth in the Summary Compensation Table on page 21 of this Proxy Statement. He receives no additional compensation in connection with his service as a director.

How can stockholders communicate with the Board?

Stockholders and other parties interested in communicating with the Board of Directors may do so by writing to Board of Directors, Matrixx Initiatives, Inc., 8515 E. Anderson Drive, Scottsdale, Arizona 85255.

Do Board members attend the Annual Meeting?

Yes. Board members are expected to attend the annual meeting of stockholders, circumstances permitting; however, we do not have a formal policy requiring attendance. All of the directors attended the 2007 annual meeting.

Does the Company have a code of business conduct and ethics?

Yes.  In order to ensure the highest levels of business ethics, the Board has adopted the Matrixx Initiatives, Inc., Code of Ethics (the “Code of Ethics”). The Code of Ethics presents the ethics policy and the standards of business practices of the Company. Employees receive a copy of the Code of Ethics when they join the Company. These guidelines help ensure that the employees, officers and directors of the Company act with integrity and avoid any real or perceived violation of the Company’s ethics policy, laws or regulations.

The Code of Ethics is available at the Company’s website (www.matrixxinc.com) and will be provided to any stockholder upon request. The stockholders may request a copy at the telephone number or address set forth in “How many annual reports and proxy statements are delivered to a shared address?”

PROPOSAL 1 — ELECTION OF DIRECTORS

Who will be elected at the Annual Meeting?

There are currently eight members of the Board of Directors:

Lori H. Bush John M. Clayton, Ph.D. Samuel C. Cowley William C. Egan	Carl J. Johnson L. White Matthews, III Michael A. Zeher Edward E. Faber

Mr. Faber’s term expires in 2008, at which time he will be 75 years old. Consistent with the Company’s Corporate Governance Principles regarding mandatory retirement, Mr. Faber will not stand for reelection upon the expiration of his term at the 2008 Annual Meeting.

The Board of Directors is divided into three classes and, generally, one class is elected each year for a three-year term. At the Annual Meeting, we will seek the election of two individuals, Lori H. Bush and Carl J. Johnson, as directors, to hold office until the 2011 annual meeting of stockholders or until their successors are elected and qualified. Both nominees are presently members of our Board of Directors. The nominees have consented to be named in this Proxy Statement and to serve on the Board of Directors if elected. We do not anticipate that any nominee will become unable or unwilling to accept nomination or election. If that should occur, however, the proxy holders named in the proxy intend to vote in his or her stead for the election of such person as our Board of Directors may recommend. Cumulative voting is not permitted for the election of directors.

For information regarding the nominees proposed for election at the Annual Meeting, see “Information Concerning Directors” in the following section. The nominees who receive the highest number of votes cast at the Annual Meeting or any adjournment thereof will be elected to the Board of Directors.

INFORMATION CONCERNING DIRECTORS

The following sets forth certain biographical information with respect to the nominees for election as directors at the Annual Meeting and our continuing directors.

Nominees for Director with Terms Expiring in 2011

Name	Age	Position with Company and Tenure

Lori H. Bush	52	Director since 2004
Carl J. Johnson	59	President and Chief Executive Officer; Director since 2001

Lori H. Bush was elected to the Board of Directors in October 2004. Ms. Bush currently serves as the President and General Manager of Rodan + Fields Dermatologists, the clinical skincare brand launched in 2002 by Stanford University-trained dermatologists Katie Rodan, M.D. and Kathy Fields, M.D. Prior to joining Rodan + Fields, Ms. Bush served as Chief Operating Officer of Helix BioMedix, Inc., a biopharmaceutical discovery and development company from October 2006 to October 2007, and was the Managing Director of the Gremlin Group,

a health and consumer product consulting company from March 2006 to October 2007. From May 2001 to May 2006, Ms. Bush served as President of Nu Skin, a division of Nu Skin Enterprises, a NYSE-listed direct selling company that markets premium quality personal care and nutrition products through a global network of sales representatives. Ms. Bush served as Vice President of Marketing of Nu Skin from February 2000 to May 2001. Prior to joining Nu Skin, she worked at Johnson & Johnson Consumer Products Companies as the worldwide executive director over skin care ventures from May 1998 to February 2000. She also served as Vice President of Professional Marketing at Neutrogena Corporation. Ms. Bush earned a Masters of Business Administration from Temple University and a Bachelors of Science from Ohio State University.

Carl J. Johnson joined Matrixx Initiatives, Inc. in July 2001 as President and Chief Executive Officer and as a member of the Board of Directors. Mr. Johnson has over thirty-five years of professional experience in the product development, marketing, and sales arenas with several large pharmaceutical and consumer goods companies. From 1993 to 2001, Mr. Johnson was Vice President, Commercial Development with Perrigo Company, a public company and leading manufacturer of OTC pharmaceutical and nutritional products for the store brand market. In that capacity he was responsible for the procurement of new products and technologies and contract manufacturing services with emphasis on Abbreviated New Drug Applications (ANDA) products. Mr. Johnson worked at Johnson & Johnson from 1973 to 1989, where he held a number of high-level marketing and sales positions, including responsibility for the national launch of the Acuvue® disposable contact lens product. Mr. Johnson provided marketing leadership for a special team tasked to re-engineer Johnson & Johnson’s Consumer Sector sales, administrative and operational functions. He also held the position of Director of Marketing for Johnson & Johnson Baby Products Company. Prior to joining Johnson & Johnson, he was an Account Executive at Compton Advertising servicing Procter & Gamble business. Mr. Johnson earned a Masters of Business Administration — Marketing from the Fairleigh Dickinson University and a Bachelors of Science in Economics from Wagner College.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF LORI H. BUSH AND
CARL J. JOHNSON

Continuing Directors with Terms Expiring in 2009

Name	Age	Position with Company and Tenure

Samuel C. Cowley	48	Director since July 2005
L. White Matthews, III	62	Director since 2003

Samuel C. Cowley was elected to the Board of Directors in July 2005. In May 2008, Mr. Cowley joined the Company as Executive Vice President, Business Development, General Counsel and Secretary. Previously, Mr. Cowley served until May 2007, as Executive Vice President and General Counsel for Swift Transportation Co., Inc. and was a member of Swift’s board of directors. Prior to joining Swift in March 2005, Mr. Cowley was a practicing attorney with the law firm of Snell & Wilmer L.L.P., Phoenix, Arizona since March 1990. Mr. Cowley’s practice was concentrated in mergers and acquisitions, securities regulation, including Sarbanes-Oxley Act compliance, and corporate finance. Previously, he was associated with Reid & Priest, New York, New York. Mr. Cowley is a graduate of Cornell Law School, Ithaca, New York and of Brigham Young University, Provo, Utah with a B.A. in Economics. Mr. Cowley is admitted to practice law in the States of Arizona and New York.

L. White Matthews, III was elected to the Board of Directors in March 2003. Retired from active management, Mr. Matthews currently serves as a director and audit committee member of Imation Corp., an NYSE-listed data storage provider, a director of PNC Funds, Inc., a family of mutual funds, and was recently a director and non-executive chairman of Ceridian Corp., a NYSE-listed human resources services company. Mr. Matthews brings extensive experience in the accounting, financial and audit fields of corporate management from having served as Chief Financial Officer of two large public corporations. From 1999 until 2001, Mr. Matthews served as Executive Vice President, Chief Financial Officer and member of the board of directors for Ecolab, Inc., an NYSE-listed developer and marketer of cleaning and sanitizing products and services. From 1977 to 1998, he served in various capacities with Union Pacific Corporation, including Executive Vice President-Finance and Chief Financial Officer from 1988 to 1998 and as a member of the board of directors from 1994 to 1998. Mr. Matthews earned a Masters of Business Administration in Finance and General Business from the University of Virginia’s Darden School of Business Administration and a Bachelors of Science in Economics from Hampden-Sydney College.

Continuing Directors with Terms Expiring in 2010

Name	Age	Position with Company and Tenure

John M. Clayton, Ph.D.	63	Director since 2005
William C. Egan	63	Director since 2001
Michael A. Zeher	60	Director since 2000

John M. Clayton, Ph.D.  was elected to the Board of Directors in October 2005. Retired from active management, Mr. Clayton recently served as the Senior Vice President of Scientific and Regulatory Affairs for Schering-Plough HealthCare Products, a position he was appointed to in September 1984. In that position, Mr. Clayton was responsible for research and development of drugs and devices as well as regulatory affairs, clinical research, and prescription-to-over-the-counter drug switch programs. Prior to joining Schering-Plough in April 1974, Mr. Clayton held several research and teaching positions, which included serving as Associate Professor at the University of Tennessee as well as a Research Biologist at the Food and Drug Administration’s National Center for Toxicological Research. Mr. Clayton received a Ph.D. in Pharmaceutical Sciences from the University of Tennessee Health Sciences Center and a Bachelors of Science in Science-Pharmacy from Tennessee Technological University.

William C. Egan was elected to the Board of Directors in August 2001. Since October 2005, he has served as the Managing Partner of Huckleberry Partners, LLC, a real estate investment firm. From 1999 to 2001, Mr. Egan served as Chairman of the board of directors of the Cosmetic, Toiletry and Fragrance Association. In 2001, Mr. Egan retired from Johnson & Johnson after 25 years of active management. From 1995 to 2001, Mr. Egan was a member of Johnson & Johnson’s Consumer Products Operating Committee, where he held a number of important global positions, including Group Franchise Chairman, Worldwide Consumer and Personal Care Products. Additional positions with Johnson & Johnson included President of Baby Products, Chairman of Windsor Minerals, Inc. and Group Product Director, Tylenol Products. Mr. Egan also served as President of Arm & Hammer Consumer Products, a division of Church & Dwight Co., Inc. Mr. Egan graduated from Trinity College and received a Masters of Business Administration from the Northwestern University, J. L. Kellogg Graduate School of Management.

Michael A. Zeher was elected to the Board of Directors in September 2000. From February 2006 through November 2007, Mr. Zeher served as the President and CEO of Nutritional Laboratories, International, a privately-held contract manufacturer servicing the dietary supplement industry. From July 2003 until March 2005, Mr. Zeher was President and Chief Operating Officer of Pharmaceutical Formulations, Inc., a manufacturer of over 100 different types of solid-dose over-the-counter pharmaceutical products. From 1994 through February 2002, Mr. Zeher served as President and Chief Executive Officer of Lander Company, Inc., a manufacturer and marketer of health and beauty care products. In that capacity, he was responsible for the company’s worldwide operations and custom health care and international divisions. Mr. Zeher previously served as Vice President, Business Development for Johnson & Johnson, where he was responsible for the North American Consumer Sector business. Prior to taking that office, he held various sales and marketing positions with Johnson & Johnson. Mr. Zeher holds a Bachelors of Science in Business Administration from Old Dominion University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise noted, the following table sets forth information, as of June 15, 2008, with respect to the number of shares of our common stock beneficially owned by Messrs. Johnson, Hemelt, Clarot, Marini and Connors, which officers are the Company’s named executive officers pursuant to SEC rules (the “Named Executive Officers”), by individual directors, by all directors and officers as a group, and by persons known by Matrixx to beneficially own more than 5% of our outstanding common stock. The address of all persons (unless otherwise noted in the footnotes below) is Matrixx Initiatives, Inc., 8515 E. Anderson Drive, Scottsdale, Arizona 85255. The indicated percentages are based upon the number of shares of our common stock outstanding as of June 15, 2008, plus, where applicable, the number of shares that the indicated person or group had a right to acquire within 60 days of that date.

	Shares Beneficially Owned
		Shares Acquirable
Name and Address of Beneficial Owner	Shares(1)	within 60 Days(2)	Percent of Class

Paradigm Capital Management, Inc./PCM Advisors LLC(3)	808,250		8.7%
MFC Global Investment Management (US) LLC(4)	747,809		8.1%
Cortina Asset Management, LLC(5)	735,732		7.9%
Segall, Bryant & Hamill Investment Counsel(6)	692,639		7.5%
Jove Partners, LP(7)	508,500		5.5%
Lori H. Bush	21,897	20,000	*
Timothy Clarot	38,082	115,700	1.6%
John M. Clayton	22,449	—	*
Timothy J. Connors	28,449	—	*
Samuel C. Cowley	55,617	—	*
William C. Egan	38,055	30,000	*
Edward E. Faber	13,188	30,000	*
William Hemelt	65,859	75,000	1.3%
Carl J. Johnson	144,702	119,400	2.5%
James Marini	35,328	50,700	*
L. White Matthews, III	22,067	20,000	*
Michael A. Zeher	17,055	20,000	*
All executive officers and directors as a group	502,748	480,800	8.8%

*	Less than 1% of outstanding shares.

(1)	The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority.

(2)	Reflects the number of shares that could be purchased by exercise of options available at June 15, 2008, or within 60 days thereafter under the Company’s stock option plans.

(3)	Paradigm Capital Management, Inc., Nine Elk Street, Albany, New York 12207. Paradigm Capital Management, Inc., Form 13F filing, filed with the SEC on May 13, 2008, for the period ended March 31, 2008 reports beneficial ownership of 808,250 shares. The Company makes no representations as to the accuracy or completeness of such information and believes these filings represent share ownership as of March 31, 2008.

(4)	Manulife Financial Corporation, 200 Bloor St., East, Toronto, Ontario, Canada, M4W 1E5. Manulife Financial Corporation and MFC Global Investment Management (U.S.), LLC (collectively, “Manulife”), Schedule 13F filing filed with the SEC on May 12, 2008, for the period ended March 31, 2008 reports beneficial ownership collectively of 747,809 shares. The Company makes no representations as to the accuracy or completeness of such information and believes these filings represent share ownership as of March 31, 2008.

(5)	Cortina Asset Management, LLC, 330 East Kilbourn Avenue Suite 850, Milwaukee, WI 53202. Cortina Asset Management, LLC, Schedule 13F filing, filed with the SEC on May 14, 2008, for the period ended March 31, 2008 reports beneficial ownership of 735,732 shares with sole voting power as to 727,637 shares. The Company makes no representations as to the accuracy or completeness of such information and believes these filings represent share ownership as of March 31, 2008.

(6)	Segall, Bryant & Hamill, 10 South Wacker Drive Suite 3500, Chicago, IL 60606. Segall, Bryant & Hamill, Form 13F filing, filed with the SEC on May 16, 2008, for the period ended March 31, 2008 reports beneficial ownership of 692,639 shares, with sole voting power as to 234,835 shares. The Company makes no representations as to the accuracy or completeness of such information and believes these filings represent share ownership as of March 31, 2008.

(7)	Jove Partners, LP, 595 Madison Avenue, 34th Floor, New York, New York 10022. Jove Partners, LP and Joel Tomas Citron (collectively, “Jove”) Schedule 13F filing, filed with the SEC on May 14, 2008, for the period ended March 31, 2008 reports beneficial ownership collectively of 508,500 shares. The Company makes no representations as to the accuracy or completeness of such information and believes these filings represent share ownership as of March 31, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange requires our officers, directors and other persons who own more than 10% of our equity securities to file reports of ownership and changes in ownership with the SEC. These officers, directors and stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms received by us, or on written representations that we have received from certain reporting persons that no forms were required for such persons, we believe that all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended March 31, 2008, with the exception that the grant of restricted shares to Dean Kennedy, our Controller, on May 15, 2007, of 1,250 shares of the Company’s common stock was not reported until April 22, 2008.

RELATED PARTY TRANSACTIONS

The Audit Committee of the Board of Directors is responsible for reviewing and approving all material transactions with any related party. Related parties include any of our directors, director nominees, executive officers, certain of our stockholders, and with respect to each of them, their immediate family members, any person (other than a tenant or employee) sharing their household and certain entities in which they own an interest that is greater than 10% (a “Related Party”). This obligation is set forth in writing in our Statement of Policy Regarding Related Party Transactions (the “Policy”).

To identify Related Party transactions, each year the Company submits and requires our directors and officers to complete Director and Officer Questionnaires identifying any transactions with the Company in which a Related Party has an interest. We review Related Party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. The Policy specifically provides that any “Related Party Transaction,” as defined in the Policy, must be approved or ratified by the Audit Committee. A Related Party Transaction is any transaction in which a Related Party and the Company or any of its subsidiaries are participants and where the amount involved exceeds $120,000 in the aggregate.

Management must evaluate all potential Related Party Transactions in light of any relevant contractual obligations of the Company and applicable law before recommending a Related Party Transaction to the Audit Committee for approval or ratification. The following transactions are exempt from the review requirement:

•	Transactions in which rates or charges are fixed in conformity with law or governmental authority;

•	Transactions involving less than $120,000 when aggregated with all similar transactions; and

•	Transactions available to all employees generally.

The Audit Committee will only approve or ratify a Related Party Transaction if the transaction is on terms no less favorable than those that could be obtained in arm’s length dealing with an unrelated party.

We expect the Company’s directors, officers and employees to act and make decisions that are in the Company’s best interests and encourage them to avoid situations that present a conflict between the Company’s interests and their own personal interests.

The Company did not have any Related Party Transactions between April 1, 2007 and the date of this Proxy Statement.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF MAYER HOFFMAN MCCANN P.C. AS INDEPENDENT AUDITORS OF THE COMPANY

The Audit Committee of our Board of Directors retained Mayer Hoffman McCann P.C. as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year period ending March 31, 2009. Mayer Hoffman McCann P.C. has audited our financial statements since the fiscal year ended December 31, 2002 and has served as our independent registered public accounting firm since November 12, 2002.

Stockholder ratification of the appointment of Mayer Hoffman McCann P.C. is not required by our Bylaws or applicable law. However, our Board of Directors determined to submit such appointment to our stockholders for ratification as a matter of good corporate practice. In the event of a negative vote on such ratification, the Audit Committee may reconsider its selection. If the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and the stockholders’ best interests.

UPON THE RECOMMENDATION OF OUR AUDIT COMMITTEE, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF MAYER HOFFMAN MCCANN P.C.

AUDIT MATTERS

Report of the Audit Committee

The Audit Committee of the Board of Directors has furnished the following report for the twelve-month period ended March 31, 2008.

The Committee operates under a written charter adopted by the Board of Directors, which is available on our web site. After appropriate review and discussion, the Committee determined that it fulfilled its responsibilities under the Audit Committee charter during fiscal year 2008. The Audit Committee has reviewed Matrixx’s audited financial statements for the fiscal year ended March 31, 2008 and has met with both management and Mayer Hoffman McCann P.C., Matrixx’s independent auditors, to discuss the financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles. We have received from and discussed with Mayer Hoffman McCann P.C. the written disclosure and matters required to be discussed by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees). These items relate to that firm’s independence from Matrixx. We have also discussed with Mayer Hoffman McCann P.C. the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 89 and No. 90.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that Matrixx’s audited financial statements for the fiscal year ended March 31, 2008 be included in Matrixx’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 for filing with the SEC.

L. White Matthews, III, Chairman
Lori H. Bush
Edward E. Faber

Who are the Company’s independent auditors and will they be at the Annual Meeting?

We retained Mayer Hoffman McCann P.C. as our principal accounting firm throughout the fiscal year ending March 31, 2009. We anticipate that a representative of Mayer Hoffman McCann P.C. will attend the Annual Meeting. At the Annual Meeting, a representative of the firm will be afforded an opportunity to make a statement if the firm so desires. The firm’s representative will also be available to respond to appropriate questions.

Mayer Hoffman McCann P.C. has advised us that no member of that firm has any financial interest, either direct or indirect, in the Company or any of our subsidiaries and it has no connection with the Company or any of our subsidiaries in any capacity other than that of our independent public accountants.

What fees were paid to our independent registered public accountants in the fiscal year ended March 31, 2008, three-month transition period ended March 31, 2007, and the year ended December 31, 2006?

The following table shows the fees paid or accrued by Matrixx for the audit and other services provided by the Company’s accountants for the fiscal year ended March 31, 2008, three-month transition period ended March 31, 2007, and the year ended December 31, 2006:

	Year Ended	Three Months	Year Ended
	March 31,	Ended March 31,	Dec. 31,
	2008	2007	2006

Audit Fees for the periods indicated and fees for the review of financial statements included in quarterly reports on Form 10-Q	$192,000	$95,140	$157,500
Audit-Related Fees(1)	—	—	—
Tax Fees(2)	24,125	—	12,810
All Other Fees(3)	—	5,000	—

Total	$216,125	$100,140	$170,310

(1)	Includes accounting and financial reporting services related to Matrixx’s registration statements filed under the Securities Act of 1933, as amended.

(2)	Includes tax compliance, advice and planning.

(3)	Includes regulatory advisory services.

All services described above were approved by the Audit Committee.

The Audit Committee has considered and decided that the provisions of the non-audit services referred to in the “All Other Fees” portion of the above table (including the footnote thereto) are compatible with maintaining the independence of the Company’s auditors.

What are the Audit Committee’s pre-approval policies?

The Audit Committee pre-approves each audit service and non-audit service to be provided by the Company’s independent public accountants. The Audit Committee has delegated to the Chairman of the Audit Committee the authority, between Audit Committee meetings, to pre-approve audit and non-audit services to be performed by the independent public accountants if the services are not expected to cost more than $50,000. The Chairman must report any pre-approved decisions to the Audit Committee at its next scheduled meeting. All of the services performed by Mayer Hoffman McCann P.C. for the Company in fiscal 2008 were pre-approval by the Audit Committee or the Chairman of the Audit Committee.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The purpose of this Compensation Discussion and Analysis (“CDA”) is to provide information about the compensation that the Company awarded to our Named Executive Officers or that they earned in fiscal 2008 and to explain the Company’s compensation process and philosophy and the policies and the factors that underlie our decisions with respect to the Named Executive Officers’ compensation. As we describe in more detail below, the principal objectives of our executive compensation strategy are to attract and retain talented executives, reward business results, strongly differentiate pay based on performance and align the interest of executives with stockholders. In addition to rewarding business and individual performance, the compensation program is designed to promote both annual performance objectives and longer-term retention objectives.

What are our processes and procedures for considering and determining executive compensation?

The Compensation Committee.  The Compensation Committee is responsible for reviewing the performance of the Company’s executive management in achieving corporate goals and objectives; for seeking to ensure that executive management members are compensated appropriately in a manner consistent with the Company’s business strategies, competitive practices, and the requirements of applicable regulatory authorities; and for administering all of the Company’s stock-based compensation plans. The Committee operates under a written Compensation Committee Charter adopted by the Board and available on the Company’s website (www.matrixxinc.com). The Compensation Committee consists of Ms. Lori Bush (Chairman), Mr. John Clayton, Mr. William Egan, Mr. L. White Matthews, III, and Mr. Michael Zeher. The Committee met four times in fiscal 2008. The report of the Compensation Committee is set forth below under the heading “Report of the Compensation Committee.” All members of the Compensation Committee have met the independence requirements of Nasdaq listing standards. The Compensation Committee may create one or more subcommittees comprised of members of the Compensation Committee, and may vest any such subcommittee with the full authority of the Compensation Committee.

The primary purpose of the Compensation Committee is to assist the Board in discharging its duties with respect to the compensation of the Company’s executive officers. Responsibilities include, but are not limited to:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers, evaluating executive performance in light of those goals and objectives, and recommending to the Board of Directors, the Chief Executive Officer’s compensation plan based on this evaluation;

•	approving all base salaries and other compensation of the Company’s executive officers;

•	overseeing and periodically reviewing the operation of all Company employee (including management and director) benefit plans;

•	reviewing and, if appropriate, recommending to the Board of Directors for adoption all employee (including management and director) compensation plans, programs and arrangements, including stock option and other equity compensation plans and programs and other perquisites and fringe benefit arrangements;

•	approving all discretionary awards under all Company equity compensation plans and programs; and

•	periodically reviewing the outside directors’ compensation arrangements to ensure their competitiveness and compliance with applicable laws, and recommending to the Board any appropriate changes to be made.

Role of Compensation Consultants.  The Compensation Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors and consultants as deemed appropriate to assist in the continual development and evaluation of compensation policies and determination of compensation awards. The Company will provide appropriate funding, as determined by the Compensation Committee, for compensation to such advisors and consultants that the Compensation Committee chooses to engage. In April 2005, the Compensation Committee authorized the Company to engage Mercer Human Resource Consulting (“Mercer”) as an independent compensation consultant to assist the Committee in evaluating executive compensation programs and help redesign the incentive programs for the Company’s executive team. Mercer assisted the Compensation Committee by providing comparative market data on compensation practices and programs based on an analysis of peer companies. Mercer also provided guidance on industry best practices. Mercer’s findings assisted the Compensation Committee in enacting a change-of-control policy, creating a long-term incentive plan to promote long-term performance and key employee retention, and creating an annual incentive payout matrix related to achieving and/or surpassing annual targets.

Role of Peer Companies.  In making its compensation decisions for executive officers, the Committee compares elements of compensation against a specific peer group of companies that we believe to be comparable in terms of business type and financial metrics. We anticipate periodically reviewing and revising the composition of the peer group. The peer group used to assist in setting the executive officer compensation in fiscal 2008 was Chattem, Inc.; Prestige Brands, Inc.; Adams Respiratory, Inc.; CCA Industries, Inc.; and CNS, Inc.

Role of Management in Determining Executive Compensation.  All compensation decisions are made by the Compensation Committee. Management works with the Committee in establishing the agenda for Committee meetings and in preparing meeting information. Management provides information to the Committee on the performance of the executive officers for the Committee’s consideration and provides such other information as the Committee may request. Management also assists the Committee in recommending salary levels and the type and structure of other awards. As described below under the heading “What are the elements of the Company’s compensation program? — Annual Incentives,” executive officers also play a role in setting the targets for the Company’s annual incentive plans. At the request of the Chairman of the Committee, the CEO or other officers may attend and participate in portions of the Committee’s meetings.

What are the objectives of the Company’s compensation programs?

The principal objectives of the Company’s executive compensation programs are to attract and retain talented executives, reward business results, strongly differentiate pay based on performance and align the executive’s interests with stockholder interests. The objectives are based on the following core principles, which we explain in greater detail below:

•	Business Performance Accountability. Compensation should be tied to the Company’s performance in key areas so that executives are held accountable through their compensation for the performance of the Company.

•	Individual Performance Accountability. Compensation should be tied to an individual’s performance so that individual contributions to the Company’s performance are rewarded.

•	Alignment with Stockholder Interests. Compensation should be tied to the Company’s stock performance through stock incentives so that executives’ interests are aligned with those of our stockholders.

•	Retention. Compensation should be designed to promote key employee retention.

•	Competitiveness. Finally, the compensation program should be designed to attract, retain and reward key leaders critical to the Company’s success by providing competitive total compensation.

What is the compensation program designed to reward?

Our compensation programs are generally designed to reward annual performance and encourage longer-term retention objectives.

Annual incentives in our compensation program are principally cash-based. Annual incentives promote superior operational performance, disciplined cost management, and increased productivity and efficiency that contribute significantly to positive results for Matrixx’s stockholders. The elements of our compensation program that promote annual performance objectives are described below under the heading “What are the elements of the Company’s compensation program? — Annual Incentives.”

Long-term incentives in our compensation program are principally stock-based. The element of our fiscal 2008 compensation program that promotes long-term retention is our restricted stock grants.

We describe these awards below under the heading “What are the elements of the Company’s compensation program? — Long-Term Incentives.”

On February 9, 2007 the Company modified its long-term incentive program objectives. We describe the process by which the program was modified below under the heading “What are the elements of the Company’s compensation program? — Long-Term Incentives.” The focus of the modified program is to promote key employee retention.

What are the elements of the Company’s compensation program?

In general, the Company’s compensation program consists of three major elements: base salary, performance-based annual incentives, and long-term incentives designed to promote key employee retention. In addition, the Company has change-of-control arrangements for its executive officers.

Base Salary.  The Compensation Committee annually reviews and, if appropriate, adjusts each executive officer’s base salary. Annual salaries are based on the following factors:

•	Matrixx’s performance for the prior fiscal year and subjective evaluation of each executive’s contribution to that performance;

•	the performance of the particular executive in relation to established goals or strategic plans;

•	competitive levels of compensation for executive positions based on information drawn from compensation surveys, and other relevant information; and

•	recommendations of the President and Chief Executive Officer (except in the case of his own compensation).

In setting salaries, the Committee links a high proportion of each Named Executive Officers’ compensation to performance through the annual incentive awards described below. Additionally, in fiscal 2008, Mr. Marini, the Company’s Vice President of Sales, received a base salary and quarterly sales commissions, which were paid if predetermined sales targets were met.

Based on the factors described in the preceding paragraph, the Compensation Committee approved the following base salaries for the Named Executive Officers for fiscal 2008: Mr. Johnson — $500,000; Mr. Hemelt — $260,400; Mr. Clarot — $223,400; Mr. Marini — $160,840 (plus the sales commissions referenced above). Mr. Connors was appointed Vice President of Marketing in June 2007 and the Compensation Committee approved a base salary of $200,000.

Annual Incentives.  The Company’s compensation structure provides for annual performance incentives that are linked to the Company’s sales and earnings objectives for the year. Annual incentives are generally awarded as cash compensation, but may include equity grants. The annual incentive process involves the following basic steps:

•	establishing overall Company performance goals at the beginning of the fiscal year;

•	setting a target incentive for each individual; and

•	measuring actual performance against predetermined goals to determine incentive payouts or adjustments to the target incentive payment.

These steps are described below:

1) Establishing Company performance goals. Early in each fiscal year, the Compensation Committee, working with senior management and the entire Board, sets performance goals for the Company. The goals are set in order to incentivize management to grow the business and increase long-term shareholder value. For fiscal 2008, threshold performance goals were based on two corporate financial measures; the achievement of at least $112 million in revenue and at least $10.7 million in net income for the fiscal year (“2008 Incentive Plan”).

2) Setting a target incentive. Each year the Compensation Committee sets a target incentive amount for each Named Executive Officer, generally expressed as a percentage of the executive’s base salary. This target amount is expected to be below the upper incentive limit established for each Named Executive Officer. The target incentive takes into account factors that the Committee deems relevant, including (but not limited to) a review of peer group compensation, and the assessment of the aggressiveness of the level of growth reflected in the Company’s annual operating plan. The fiscal 2008 Plan incentive award opportunities (expressed as a percentage of the Named Executive Officer’s 2008 base salary) are as follows:

Name	2008 Plan Award Opportunity

Carl J. Johnson	Less Than Plan (0%) Plan (50%) Maximum (100%)
William J. Hemelt	Less Than Plan (0%) Plan (40%) Maximum (80%)
Timothy L. Clarot	Less Than Plan (0%) Plan (30%) Maximum (60%)
James A. Marini	Less Than Plan (0%) Plan (30%) Maximum (60%)
Timothy J. Connors	Less Than Plan (0%) Plan (30%) Maximum (60%)

3) Measuring performance. After the end of the fiscal year, the Committee reviews the Company’s actual performance against the predetermined performance goals established at the beginning of the year. The Committee also reviews the extent (if any) to which the Company’s performance goals have been surpassed, and may award each executive an incentive amount above the target incentive amount.

In determining the extent to which the pre-set performance goals are met for a given period, the Committee exercises its judgment whether to reflect or exclude the impact of changes in accounting principles and extraordinary, unusual or infrequently occurring events reported in the Company’s public filings. To the extent appropriate, the Committee will also consider the nature and impact of such events in the context of the incentive determination.

Early in fiscal 2009, the Committee determined fiscal 2008 plan performance targets were not met. As a result of this determination, the Committee did not award annual incentives to the Named Executive Officers.

Long-Term Incentives.  Previously, the Company granted equity awards to compensate individuals for prior performance and to promote long-term performance and key employee retention. Beginning during the three-month transition period ended March 31, 2007, the Committee determined that the purposes of long-term incentives are more effectively served if the equity grants are issued to promote retention versus prior or future performance, particularly since the Company’s annual incentives (described above) promote the performance of the Named Executive Officers. The objective of the program is to align compensation over a multi-year period with the interests of stockholders of the Company by motivating and rewarding the creation and preservation of long-term stockholder value. The level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to the Named Executive Officers and the goals of the compensation program described above. The Company’s long-term compensation is typically in the form of restricted stock and the Committee does not expect to grant stock options for this purpose. Restricted stock is impacted by all stock price changes, so the value to named executives is affected by both increases and decreases in stock price. Restricted stock grants are recorded at 100% of the closing price of Matrixx common stock on the date of grant.

In furtherance of the Committee’s long-term incentive program objectives, on February 9, 2007, the Compensation Committee approved two separate restricted stock grants to the following Named Executive Officers:

		Restricted Stock	Restricted Stock
		Award	Award
Name	Position	(# of Shares)(1)	(# of Shares)(2)

Carl J. Johnson	Chief Executive Officer, President	29,851	16,981
William J. Hemelt	Executive Vice President and Chief Financial Officer	15,547	4,521
Timothy L. Clarot	Vice President, Research and Development	13,338	3,818
James A. Marini	Vice President, Marketing	9,603	2,914

(1)	The restricted shares in this column vest over a three-year period, one-third on March 31, 2008, one-third on March 31, 2009, and one-third on March 31, 2010. The number of shares of restricted stock granted to each Named Executive Officer was determined by dividing the Named Executive’s fiscal 2008 base salary by the closing price of the Company’s stock on the Nasdaq Global Select Market on February 9, 2007 ($16.75). The following base salaries for the Named Executive Officers, effective January 1, 2007, for fiscal 2008, were as follows: Mr. Johnson — $500,000; Mr. Hemelt — $260,400; Mr. Clarot — $223,400; and Mr. Marini — $160,840 (plus the sales commissions referenced above).

(2)	The restricted shares in this column vest over a two-year period, one-half on March 31, 2008, and one-half on March 31, 2009. As a condition to receiving the restricted share grants in this column, each of the Named Executive Officers surrendered to the Company an equal number of restricted shares granted to such Named Executive Officer on February 9, 2006. The surrendered 2006 grants provided that the restricted shares would vest in early 2009 if 2008 performance objectives to be established by the Committee were met.

In addition, Mr. Connors received a grant of 9,976 shares of restricted stock upon his appointment to Vice President of Marketing on June 11, 2007. The shares vest over a three-year fiscal period, one-third on March 31, 2008, one-third on March 31, 2009, and one-third on March 31, 2010. The number of shares of restricted stock granted to Mr. Connors was determined by dividing his base salary by the closing price of the Company’s stock on the Nasdaq Global Select Market on June 11, 2007 ($20.05).

On May 8, 2008, the Compensation Committee approved similar grants of restricted stock to the Named Executive Officers. We described the award opportunities for our Named Executive Officers in our Current Report on Form 8-K filed on May 13, 2008.

Change-of-Control Agreements.  We describe our Change-of-Control Agreements under the heading “Potential Payments Upon Termination or Change-in-Control — Change-of-Control Arrangements.”

Perquisites.  The Company does not offer any perquisites, as defined in the SEC’s compensation disclosure rules.

Why does the Company choose to pay each element of compensation to its Named Executive Officers?

We choose to pay each element of compensation to further the objectives of our compensation program described above, including the need to attract, retain, and reward key leaders critical to our success by providing competitive total compensation.

How does each element of compensation and the Company’s decisions regarding that element fit into the Company’s overall compensation objectives and affect decisions regarding other elements?

Before establishing or recommending executive compensation payments or awards, the Committee considers all the components of such compensation, including current pay (salary and bonus, if any), annual and long-term incentive awards, retirement benefits, outstanding equity awards, and potential change-of-control severance payments. The Committee considers each element in relation to the others when setting total compensation.

What impact do taxation and accounting considerations have on the decisions regarding executive compensation?

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid by publicly held corporations to $1 million for each executive officer named in this Proxy Statement. The $1 million limitation generally does not apply to compensation that is considered performance-based. Non-performance-based compensation paid to Matrixx’s executive officers for the 2008 fiscal year did not exceed the $1 million limit for any employee. The Company does not use the deduction as a justification for awarding compensation in excess of $1 million. However, to the extent awards may exceed $1 million, the Company believes it is in the stockholders’ best interests to award compensation that will qualify as “performance-based” in order to take advantage of the deduction. The Company has not adopted a policy requiring all such compensation to be deductible.

We believe that Matrixx’s compensation policy satisfies Section 162(m) of the Internal Revenue Code. As a result, we believe that the compensation paid under this policy is not subject to limits of deductibility. However, there can be no assurance that the Internal Revenue Service would reach the same conclusion. Moreover, Matrixx will not be entitled to a deduction with respect to payments that are contingent upon a change-of-control if such payments are deemed to constitute “excess parachute payments” pursuant to Section 280G of the Code. Such payments will subject the recipients to a 20% excise tax.

In addition to Section 162(m) limitations, the Committee and the Board also take into account other tax and accounting consequences of its total compensation program and the individual components of compensation, and weigh these factors when setting total compensation and determining the individual elements of an officer’s compensation package.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board submitted the following report:

The Compensation Committee is composed of five non-employee directors, each of whom is independent as defined by the Nasdaq listing standards.

In accordance with SEC rules, the Compensation Committee discussed and reviewed the Compensation Discussion and Analysis beginning on page 14 of this Proxy Statement with management and, based on those discussions and review, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Lori H. Bush, Chairman
John M. Clayton
William C. Egan
L. White Matthews, III
Michael A. Zeher

SUMMARY COMPENSATION TABLE

								Change in
								Pension
								Value and
								Nonqualified
							Non-Equity	Deferred
					Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal			Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year(1)		($)	($)	($)(2)	($)(3)	($)(4)	($)	($)(5)	($)

Carl J. Johnson,	2008		500,000	—	246,903	—			10,193	757,096
President and Chief	2007	(1)	115,385	—	61,811	—			4,907	182,103
Executive Officer	2006		470,000	—	102,168	1,088	—	—	9,873	583,129
William J. Hemelt,	2008		260,400	—	108,166	—			9,403	377,969
Executive Vice	2007	(1)	60,092	—	23,528	—			2,502	86,122
President and Chief	2006		248,000	—	27,201	9,872	—	—	9,165	294,238
Financial Officer
Timothy L. Clarot,	2008		223,400	—	92,506	—			8,936	324,842
Vice President,	2007	(1)	51,554	—	20,062	—			2,062	73,678
Research and	2006		209,000	—	22,965	34,883	—	—	8,800	275,648
Development
James Marini,	2008		160,840	—	67,381	—	20,882		7,269	256,372
Vice President, Sales	2007	(1)	37,117	—	14,774	—	16,800		1,485	70,176
	2006		156,000	—	17,527	19,138	24,759	—	8,800	226,224
Timothy Connors,	2008		185,831	—	58,829	—			7,433	259,093
Vice President, Marketing(6)

(1)	As noted above, on February 9, 2007, the Company’s Board of Directors approved a change in the Company’s fiscal year end from December 31 to March 31. The three months ended March 31, 2007, was the Company’s transition period, and the Company’s new fiscal year began April 1, 2007 and ended March 31, 2008. As required by SEC rules, this table reflects the Company’s reported fiscal years. The 2008 period reflects the Company’s fiscal year ended March 31, 2008. The 2007 period reflects the Company’s three-month transition period ended March 31, 2007 and the 2006 period reflects the year ended December 31, 2006.

(2)	This column reflects the dollar amounts expensed by the Company during the period for financial reporting purposes in accordance with FAS 123R for stock awards held by the Named Executive Officers and does not reflect value actually received by the Named Executive Officers. The Option Exercises and Stock Vested table discloses the value of stock awards that actually vested during fiscal 2008. Of the awards outstanding, the restricted stock awards require us to use assumptions and judgment in estimating the related annual compensation expense. For details regarding these assumptions, see “Stock Based Compensation” in Note 1 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008. The Company recognizes compensation expense for restricted stock over the requisite service period at the grant date closing price of the shares awarded.

(3)	This column represents the dollar amount recognized by the Company for financial statement reporting purposes in accordance with FAS 123R with respect to vesting of stock option grants. The Company did not grant stock options to the Named Executive Officers in fiscal 2006, the three-month transition period ended March 31, 2007, or fiscal 2008 ended March 31, 2008. For details regarding the assumptions used in determining the compensation expense related to stock options made in prior years, see “Stock Based Compensation” in Note 1 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended 2008.

(4)	A portion of Mr. Marini’s annual compensation was quarterly sales commissions. Quarterly commissions were awarded when predetermined sales targets are met. Additionally, prior to Mr. Connors appointment as Vice President of Marketing, a portion of Mr. Connors annual compensation was quarterly commissions.

(5)	The amounts in this column for 2008 consist of matching contributions to the Company’s 401(k) plan: Mr. Johnson — $9,000; Mr. Hemelt — $9,000; Mr. Clarot — $8,936; Mr. Marini — $7,269; and Mr. Connors — $7,433; and reported taxable income under a life insurance plan: Mr. Johnson — $1,193; and Mr. Hemelt — $403. The amounts in this column for 2007 consist of matching contributions to the Company’s

401(k) plan during the three-month transition period ended March 31, 2007: Mr. Johnson — $4,615; Mr. Hemelt — $2,403; Mr. Clarot — $2,062; and Mr. Marini — $1,485; and reported taxable income under a life insurance plan: Mr. Johnson — $292; and Mr. Hemelt — $99. The amounts in this column for fiscal 2006 consist of matching contributions to the Company’s 401(k) plan: Mr. Johnson — $8,800; Mr. Hemelt — $8,800; Mr. Clarot — $8,800; and Mr. Marini — $8,800; and reported taxable income under a life insurance plan: Mr. Johnson — $1,073; and Mr. Hemelt — $365. The Company does not offer its Named Executive Officers any perquisites, as defined in the SEC’s compensation disclosure rules.

(6)	Mr. Connors was appointed Vice President of Marketing on June 11, 2007. Prior to that, he held the position of Director of National Sales.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2008

								All Other	All Other
								Stock	Options
								Awards:	Awards:	Exercise or	Grant
		Estimated Possible Payouts Under			Estimated Future Payouts			Number of	Number of	Base	Date
		Non-Equity Incentive Plan			Under Equity Incentive Plan			Shares of	Securities	Price of	Value of
		Awards(1)			Awards(2)			Stock or	Underlying	Option	Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)	($/SH)	Awards(4)

Carl J. Johnson,		0	250,000	500,000	0	0	0	0			0
President and Chief Executive Officer
William J. Hemelt,		0	104,160	208,320	0	0	0	0			0
Executive Vice President and Chief Financial Officer
Timothy L. Clarot,		0	67,020	134,040	0	0	0	0			0
Vice President, Research and Development
James Marini,		0	268,252	375,504	0	0	0	0			0
Vice President, Sales(5)
Timothy J. Connors,	6/11/2007	0	60,000	120,000	0	0	0	9,976			200,019
Vice President, Marketing

(1)	The amounts in this column represent the possible cash payouts under the fiscal 2008 Incentive Plan. The 2008 Incentive Plan is described under the heading “Compensation Discussion and Analysis — What are the elements of the Company’s compensation program? — Annual Incentives.” There were no actual annual awards payable to the Named Executive Officers under the 2008 Plan due to the failure to meet the Company’s annual revenue and earnings performance measures under the 2008 Incentive Plan. A portion of Mr. Marini’s annual incentive compensation was quarterly sales commissions awarded when predetermined quarterly sales targets were met.

(2)	There were no outstanding equity incentive awards in fiscal 2008. See “Compensation Discussion and Analysis — What are the elements of the Company’s compensation program? — Long-Term Incentives.”

(3)	Due to the Company’s change in long-term incentive philosophy in February 2007, which was during the Company’s three-month transition period to the new fiscal year, there were no equity grants to executive officers during fiscal 2008, except Mr. Connors’ award of 9,976 shares of restricted stock upon his appointment to Vice President of Marketing. See “Compensation Discussion and Analysis — What are the elements of the Company’s compensation program? — Long-Term Incentives.”

(4)	The amounts in this column represent the full grant date fair value for financial reporting purposes computed in accordance with FAS 123R for the fiscal 2008 restricted stock awards.

(5)	The amounts in this column reflect quarterly commission that would total $220,000 if all four quarterly sales targets were met and the maximum commission would have been $279,000. Mr. Marini received $20,882 for achieving a portion of the predetermined quarterly sales targets.

AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Employment Agreement with Carl J. Johnson.  We have entered into an employment agreement with Carl J. Johnson, our President and Chief Executive Officer, which became effective in July 2001 when Mr. Johnson first joined Matrixx and which was amended and restated in October 2006. Mr. Johnson’s employment agreement contains an automatic annual renewal of the agreement each July 1 unless Mr. Johnson or the Company provides notice of termination at least 90 days before the July 1 renewal date.

Mr. Johnson’s employment agreement specifies certain financial arrangements that we will provide in the event that Mr. Johnson’s employment is terminated without “Cause,” as well as upon certain events involving a “Change-of-Control” of Matrixx. If we terminate Mr. Johnson without Cause or if he voluntarily resigns for “Good Reason,” he will be entitled to receive, over a subsequent period equal to one year or the remaining term of the agreement, whichever is longer, semi-monthly payments which, when annualized, would be equal to his annual base salary in effect at the time of his termination, plus an amount equal to the average of the annual incentive bonus payments paid to Mr. Johnson in the two fiscal years preceding the fiscal year in which he was terminated.

In the event that Mr. Johnson’s employment is terminated in connection with a Change-of-Control of Matrixx, Mr. Johnson will be entitled to the same benefits described in the preceding paragraph, except that, in lieu of an amount equal to his base salary plus his average annual incentive bonus paid over a 12-month or possibly longer term, Mr. Johnson would be entitled to receive a lump sum payment equal to two times his base salary in effect in the fiscal year immediately prior to the fiscal year in which the Change-of-Control occurs, plus an amount equal to the average of the annual incentive payments paid to him in the two fiscal years preceding the fiscal year in which the Change-of-Control occurs.

Mr. Johnson’s employment agreement also requires the Company to transfer a life insurance policy to Mr. Johnson upon the occurrence of: (a) the termination of Mr. Johnson’s employment for any reason after December 31, 2008; (b) the termination of Mr. Johnson’s employment as a result of Mr. Johnson’s total disability; (c) the termination of Mr. Johnson’s employment by the Company without Cause on or prior to December 31, 2008; (d) Mr. Johnson’s termination of employment for Good Reason on or prior to December 31, 2008; or (e) the Company’s notice to Mr. Johnson of its election not to renew the employment agreement. In addition, upon the occurrence of the events specified in this paragraph, the Company must pay to Mr. Johnson an amount equal to the total presumed federal and state taxes that could be imposed with respect to the income tax payable upon the transfer and assignment of the policy. The face amount and cash surrender value of the insurance policy at March 31, 2008 was $650,000 and $93,261, respectively. The insurance arrangement described in this paragraph is referred to in this Proxy Statement as the “Johnson Insurance Arrangement.”

The employment agreement contains provisions that restrict Mr. Johnson, during the term of his employment and for a period of one year following his voluntary or involuntary termination, from directly or indirectly competing with Matrixx or soliciting Matrixx’s employees or customers.

The definitions of “Change-of-Control,” “Cause” and “Good Reason” in Mr. Johnson’s employment agreement are substantially similar to the definitions of those terms in the Change-of-Control Agreements described immediately below.

Change-of-Control Agreements.  The Company has entered into Change-of-Control Agreements with each of the Named Executive Officers, other than Mr. Johnson, whose change-of-control arrangement is contained in his employment agreement with the Company, as described above. The Company intends that these agreements provide stability in its key management in the event the Company experiences a change-of-control. The agreements provide for severance payment to the Named Executive Officers in the event of a Change-of-Control of the Company or if the Named Executive Officer terminates his or her employment for “Good Reason.” In the event of an officer’s retirement, death or disability, termination for “Cause,” termination by a Named Executive Officer without Good Reason or termination by the Named Executive Officer or the Company without Good Reason before a Change-of-Control occurs, the Named Executive Officer will not receive payments under the Change-of-Control Agreement.

The severance payment is an amount equal to (a) the Named Executive Officer’s base salary in effect for the fiscal year immediately prior to the fiscal year in which termination of employment occurs plus (b) the average of the annual incentive bonuses paid to the Named Executive Officer for the two fiscal years immediately preceding the fiscal year in which the Change-of-Control occurs. The Named Executive Officer will receive the severance payment in one lump sum on the first day of the seventh month following the officer’s termination. In addition to the severance payment, shares granted to the Named Executive Officers pursuant to the 2001 Incentive Plan will vest and all restrictions will lapse as of the effective date of the Change-of-Control.

In addition, under each Change-of-Control Agreement, each executive is entitled to receive continuation of the Company’s group health plan coverage under COBRA. The Company will pay the portion of the employer’s share of the cost of the premium for 18 months of the COBRA coverage period (in accordance with any premium cost-sharing arrangement in effect as of the date of termination).

“Change-of-Control” means and will be deemed to have occurred if: (1) any person (not including the Company, any Company employee benefit plan, the Named Executive Officer, or any other person already owning 15% or more of the voting power at the time of the Change-of-Control Agreement) becomes a beneficial owner (pursuant to Rule 13d-3 under the Exchange Act), either directly or indirectly, of 15% or more of the combined voting power of the Company’s outstanding securities having a right to vote; (2) any stockholder of the Company beneficially owning 15% or more of the combined voting power of the Company’s outstanding securities as of the date of the Change-of-Control Agreement becomes the beneficial owner of 20% or more of the combined voting power of the Company’s then outstanding securities ordinarily having the right to vote at an election of directors; (3) individuals who, as of the date of the Change-of-Control Agreement, constitute the Board of Directors cease for any reason to constitute at least 80% of the Board of Directors; provided however, that any person becoming a member of the Board of Directors after the date of the Change-of-Control Agreement whose election was approved by a vote of at least 80% of the members of the Board of Directors that were members as of the date of the Change-of-Control Agreement, shall be considered as though that person was a member of the Board of Directors as of the date of the Change-of-Control Agreement; or (4) approval by the stockholders of the Company and consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company, and persons that that were stockholders of the Company immediately prior to the transaction do not immediately thereafter own more than 80% of the combined voting power of the outstanding voting securities of the new merged, consolidated, reorganized or purchasing corporation and 80% of the members of the Board of Directors of the new merged, consolidated, reorganized or purchasing corporation were not members of the Company’s Board of Directors prior to the consummation of the reorganization, merger, consolidation or purchase.

“Cause” is defined in each Change-of-Control Agreement as gross and willful misconduct resulting in material injury to the Company, fraudulent or criminal conduct that may have an adverse impact on the Company or its affiliate’s name or reputation, failure or refusal to perform duties, use of drugs or alcohol in violation of the Company’s policy or a material breach of the Named Executive Officer’s employment obligations.

“Good Reason” is defined in each Change-of-Control Agreement as: (a) the Named Executive Officer’s compensation is reduced by the Company; (b) the Named Executive Officer’s functions, duties and/or responsibilities are significantly reduced so as to cause his position with the Company to become of materially less dignity, responsibility and/or importance; or (c) the Named Executive Officer is required to relocate more than 60 miles away from the Company’s then-current location more than once during the term of the agreement.

Insurance Agreement with Mr. Hemelt.  On October 18, 2006, the Company’s Board of Directors approved an agreement with Mr. Hemelt (the “Hemelt Insurance Agreement”). The Hemelt Insurance Agreement requires the Company to transfer a life insurance policy to Mr. Hemelt upon the occurrence of: (a) the termination of Mr. Hemelt’s employment for any reason after March 31, 2007; (b) the termination of Mr. Hemelt’s employment as a result of Mr. Hemelt’s total disability; (c) the termination of Mr. Hemelt’s employment by the Company without Cause on or prior to March 31, 2007; or (d) Mr. Hemelt’s termination of employment for Good Reason on or prior to March 31, 2007. In addition, upon the occurrence of the events specified in this paragraph, the Company must pay to Mr. Hemelt an amount equal to the total presumed federal and state taxes that could be imposed with respect to the income tax payable upon the transfer and assignment of the policy. The definitions of “Cause” and “Good Reason” in the Hemelt Insurance Agreement are substantially similar to the definitions of those terms in the Change-of-Control Agreements described immediately above. The face amount and cash surrender value of the insurance policy at March 31, 2008 was $400,000 and $21,892, respectively.

OUTSTANDING EQUITY AWARDS AT FISCAL 2008 YEAR-END

	Option Awards					Stock Awards
								Equity	Equity
								Incentive	Incentive
								Plan	Plan
								Awards:	Awards:
			Equity					Number of	Market or
			Incentive					Unearned	Payout
			Plan Awards:			Number of	Market	Shares,	Value of
	Number of	Number of	Number of			Shares or	Value of	Units or	Unearned
	Securities	Securities	Securities			Units of	Shares of	Other	Shares,
	Underlying	Underlying	Underlying			Stock	Stock	Rights	Units or
	Unexercised	Unexercised	Unexercised	Option		That	That	That	Other
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Rights That
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Have Not
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)(1)	($)(2)	(#)(3)	Vested ($)(4)

Carl J. Johnson,	4,400	—		8.50	12/20/2009	45,371	$664,231
President and Chief	25,000	—		8.45	01/16/2010
Executive Officer(5)	50,000	—		17.90	01/15/2011
	40,000	—		10.73	02/07/2012
William J. Hemelt,	10,000	—		7.96	07/22/2010	17,145	$251,003
Executive Vice	20,000	—		17.90	01/15/2011
President and Chief	25,000	—		8.13	7/30/2011
Financial Officer(6)	20,000	—		10.73	02/07/2012
Timothy L. Clarot,	25,000	—		9.63	06/18/2009	14,619	$214,022
Vice President,	700	—		8.50	12/20/2009
Research and	20,000	—		8.45	01/16/2010
Development(7)	20,000	—		17.90	01/15/2011
	30,000	—		8.13	7/30/2011
	20,000	—		10.73	02/07/2012
James Marini,	700	—		8.50	12/20/2009	10,773	$157,717
Vice President,	20,000	—		17.90	01/15/2011
Sales(8)	20,000	—		8.13	7/30/2011
	10,000	—		10.73	02/07/2012
Timothy J. Connors,						11,000	$161,040
Vice President, Marketing(9)

(1)	Unvested restricted stock shares, as discussed under the heading “Compensation Discussion and Analysis — What are the elements of the Company’s compensation program? — Long-Term Incentives.”

(2)	The amount in this column is calculated by multiplying the closing market price of our common stock at the end of fiscal 2008 ($14.64 per share as of March 31, 2008) by the number of restricted shares listed for the specified officer.

(3)	As discussed under “Compensation Discussion and Analysis — What are the elements of the Company’s compensation program — Long-term Incentives?” there are no awards of this type outstanding in fiscal 2008.

(4)	The amount in this column is calculated by multiplying the closing market price of our common stock at the end of fiscal 2008 ($14.64 per share as of March 31, 2008) by the number of performance shares listed for the specified officer. There were no performance shares outstanding at March 31, 2008.

(5)	Includes 16,981 shares of restricted stock that vest on 2/7/2009, 18,440 shares of restricted stock that vest on 3/31/2009, and 9,950 shares of restricted stock that vest on 3/31/2010.

(6)	Includes 4,521 shares of restricted stock that vest on 2/7/2009, 7,442 shares of restricted stock that vest on 3/31/2009, and 5,182 shares of restricted stock that vest on 3/31/2010.

(7)	Includes 3,818 shares of restricted stock that vest on 2/7/2009, 6,355 shares of restricted stock that vest on 3/31/2009, and 4,446 shares of restricted stock that vest on 3/31/2010.

(8)	Includes 2,919 shares of restricted stock that vest on 2/7/2009, 4,658 shares of restricted stock that vest on 3/31/2009, and 3,201 shares of restricted stock that vest on 3/31/2010.

(9)	Includes 350 shares of restricted stock that vest on 2/9/2009, 3,325 shares of restricted stock that vest on 3/31/2009, and 3,325 shares of restricted stock that vest on 3/31/2010.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2008

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)(1)	(#)(2)	($)(3)

Carl J. Johnson,	0	0	32,555	$450,778
President and Chief Executive Officer
William J. Hemelt,	0	0	10,514	$148,307
Executive Vice President and Chief Financial Officer
Timothy L. Clarot,	0	0	8,882	$125,408
Vice President, Research and Development
James Marini,	0	0	6,050	$86,025
Vice President, Sales
Timothy J. Connors,	0	0	3,326	$48,693
Vice President, Marketing(4)

(1)	Represents the number of options exercised multiplied by the difference between the market price of the Company’s common stock on the exercise date and the exercise price of the options.

(2)	Represents restricted stock awards that vested in fiscal 2008.

(3)	Represents the number of shares multiplied by the market value of the shares on the vesting date.

(4)	Mr. Connors was appointed Vice President of Marketing on June 11, 2007.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-OF-CONTROL

In this section of the Proxy Statement, we describe the potential payments that each of the Named Executive Officers could receive following termination of employment, including through resignation, severance, retirement, death, disability or a Change-of-Control of the Company (each, a “Termination Event”). We first describe plans, agreements, or arrangements under which each Named Executive Officer could receive payments following a Termination Event, excluding those that do not discriminate in favor of our executive officers and that are available generally to all salaried employees (“Termination Plans”). We then discuss the potential payments that could be due to each Named Executive Officer under the Termination Plans because of a Termination Event. As required by SEC rules, we have calculated these payments as if each Termination Event occurred on March 31, 2008, the last business day of fiscal 2008, and the price per share of the Company’s common stock is the closing market price on that same day (March 31, 2008 closing market price of $14.64). We also have discussed the assumptions underlying the payments. The payments to the Named Executive Officers under the various Termination Event scenarios described in this section are not intended to affect the Company’s obligations to the Named Executive Officers. Those obligations are subject to, and qualified by, the contracts or arrangements giving rise to such obligations.

Change-of-Control Arrangements

Our change-of-control arrangements and the events triggering change-of-control payments are discussed in detail under “Agreements with Named Executive Officers.” As noted under that section, Mr. Johnson’s change-of-control arrangement is included in his employment agreement with the Company and the change-of-control arrangements with the other Named Executive Officers are reflected in separate Change-of-Control Agreements. The terms of each change-of-control arrangement are substantially similar. Assuming a Termination Event triggering payments under the change-of-control arrangements occurred on March 31, 2008, each Named Executive Officer would be eligible to receive the following severance payments: Mr. Johnson $1,152,500; Mr. Hemelt $333,000; Mr. Clarot $271,500; Mr. Marini $196,000; and Mr. Connors $202,607.

In addition to the severance payments described in the preceding paragraph, shares granted to the Named Executive Officers pursuant to the 2001 Incentive Plan will vest and all restrictions would lapse as of the effective date of the Change-of-Control. Assuming a Change-of-Control occurred on March 31, 2008, the restrictions on each Named Executive Officer’s restricted stock would lapse and each Named Executive Officer would be able to realize the following values (based on the closing market price of the underlying securities on March 31, 2008 times the number of shares affected); Mr. Johnson — $664,231; Mr. Hemelt — $251,003; Mr. Clarot — $214,022; Mr. Connors — $161,040; and Mr. Marini — $157,717.

Mr. Johnson’s Employment Agreement

Mr. Johnson’s employment agreement with the Company and the events that would trigger payments to Mr. Johnson upon his termination of employment are discussed in detail under “Agreements with Named Executive Officers — Employment Agreement with Carl J. Johnson.”

Termination without Cause or for Good Reason.  Assuming that, on March 31, 2008, the Company terminated Mr. Johnson’s employment without Cause or Mr. Johnson terminates his employment for Good Reason, the Company would have been required to pay Mr. Johnson the following: (a) accrued and unpaid salary, vacation days, and expenses (“Accrued Salary and Expenses”); (b) the pro rata share of any fiscal 2008 annual incentive payment (no annual incentive bonus was paid for 2008, so this amount would be zero); (c) one year of Mr. Johnson’s salary as of March 31, 2008 ($500,000), payable over a twelve-month period, plus the average of his annual incentive payments for the prior two fiscal years, 2006 and 2005 ($212,500); and (d) any benefits accrued and vested that are required to be provided by the terms of any Company-sponsored benefit plans or programs (“Accrued Benefits”), together with any benefits required to be paid or provided in the event of Mr. Johnson’s death or disability. In addition, the Company would be required to transfer a life insurance policy to Mr. Johnson pursuant to the Johnson Insurance Arrangement described under “Agreements with Named Executive Officers — Employment Agreement with Carl J. Johnson.” The face amount and cash surrender value of the insurance policy at March 31, 2008 was $650,000 and $93,261, respectively, and the tax gross-up payment associated with the policy at that date would have been approximately $62,174 (collectively, the “Johnson Insurance Policy Benefit”).

Termination for Cause or without Good Reason.  Assuming that, on Mach 31, 2008 the Company terminated Mr. Johnson’s employment for Cause or Mr. Johnson terminated his employment without Good Reason, other than upon death or disability, the Company would have been required to pay Mr. Johnson the following: (a) Accrued Salary and Expenses; (b) the pro rata share of any 2008 annual incentive payment (no annual incentive bonus was paid for 2008, so this amount would be zero); and (c) Accrued Benefits, together with any benefits required to be paid or provided under applicable law.

Termination for Death or Disability.  Assuming that, on March 31, 2008, Mr. Johnson’s employment terminated because of his death or disability, the Company would have been required to pay Mr. Johnson’s estate the following: (a) Accrued Salary and Expenses; (b) the pro rata share of any 2008 annual incentive payment (no annual incentive bonus was paid for 2008, so this amount would be zero); (c) Accrued Benefits, together with any benefits required to be paid or provided under applicable law; and (d) the Johnson Insurance Policy Benefit.

Hemelt Insurance Agreement

Mr. Hemelt’s insurance agreement with the Company is discussed in detail under “Agreements with Named Executive Officers — Insurance Agreement with Mr. Hemelt.” Assuming that, on March 31, 2008, Mr. Hemelt’s employment with the Company terminated for any reason, the Company would be required to transfer a life insurance policy to Mr. Hemelt pursuant to the Hemelt Insurance Agreement. The face amount and cash surrender value of the insurance policy at March 31, 2008 was $400,000 and $21,892, respectively, and the tax gross-up payment associated with the policy at that date would have been approximately $14,595 (the “Hemelt Insurance Benefit”).

Retirement

The Company does not provide any retirement benefits to its Named Executive Officers beyond the Company’s 401(k) plan, which is available to employees meeting the plan’s eligibility requirements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Ms. Lori Bush (Chairman), Mr. John Clayton, Mr. William Egan, Mr. L. White Matthews, III, and Mr. Michael Zeher. No member of the Compensation Committee was an officer or employee of Matrixx or any of its subsidiaries in the fiscal year ended March 31, 2008, or was formerly such an officer or employee or had any other relationship requiring disclosure hereunder.

ADDITIONAL INFORMATION

How do we submit stockholder proposals or director nominations for the 2008 Annual Meeting?

In connection with the Company’s change in fiscal year end from December 31 to March 31, the Company’s 2008 Annual Meeting will differ from the date of the 2007 Annual Meeting by more than thirty (30) days. Accordingly, pursuant to the Company’s Bylaws, stockholders who intend to present an item of business at the 2008 Annual Meeting of stockholders must provide notice of such business to the Secretary of the Company no later than July 26, 2008. Proposals should be addressed to: Matrixx Initiatives, Inc., 8515 E. Anderson Drive, Scottsdale, AZ 85255, Attn: Secretary.

How do we submit stockholder proposals or director nominations for the next annual meeting?

Under the Company’s Bylaws, and as SEC rules permit, stockholders must follow certain procedures to nominate a person for election as a director at an annual or special meeting, or to introduce an item of business at an annual meeting. Under these procedures, stockholders must submit the proposed nominee or item of business by delivering a notice to the Secretary of the Company at the Company’s principal executive offices. The Company must receive notice as follows:

Normally, the Company must receive notice of a stockholder’s intention to introduce a nomination or proposed item of business for an annual meeting not earlier than one hundred twenty (120) days and not later than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Assuming that the Company’s 2008 Annual Meeting is held on schedule, the Company must receive notice pertaining to the 2009 Annual Meeting no later than May 28, 2009. For a stockholder proposal to be included in the 2009 proxy statement, the proposal must be received by the Company no later than March 17, 2009.

However, if the Company holds the annual meeting on a date that is not within thirty (30) days before or after such anniversary date, the Company must receive the notice no later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

If the Company holds a special meeting to elect directors, the Company must receive a stockholder’s notice of intention to introduce a nomination no later than the close of business on the seventh day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

A notice of a proposed nomination must include certain information about the stockholder and nominee. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the stockholder in the business, and certain other information about the stockholder.

The Board and the Company’s management know of no other matters or business to be presented for consideration at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment on any such matters. The persons named in the enclosed proxy may also, if they deem it advisable, vote such proxy to adjourn the Annual Meeting from time to time.

The Secretary will forward all director nominee recommendations to the Corporate Governance and Nominating Committee for its review. If a stockholder submits a proposal after the close of business on

May 28, 2009, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote against the proposal when and if the proposal is raised at the 2009 Annual Meeting.

How many annual reports and proxy statements are delivered to a shared address?

If you and one or more stockholders of Company stock share the same address, it is possible that only one annual report and proxy statement was delivered to your address. This is known as “householding.” Any registered stockholder who wishes to receive separate copies of an annual report or proxy statement at the same address now or in the future may:

•	call the Company’s Stockholder Services at Broadridge 800-542-1061; or

•	mail a request to receive separate copies to: Matrixx Initiatives, Inc., Attn: Investor Relations, 8515 E. Anderson Drive, Scottsdale, AZ 85255;

and the Company will promptly deliver the annual report or proxy statement to you upon your request.

Stockholders who own Company stock through a broker and who wish to receive separate copies of an annual report and proxy statement should contact their broker.

Stockholders currently receiving multiple copies of an annual report and proxy statement at a shared address and who wish to receive only a single copy in the future may direct their request to the same phone number and addresses.

Who is bearing the cost for this proxy solicitation?

The Board of Directors is soliciting the enclosed proxy. The Company bears the cost of the solicitation of proxies. Proxies are primarily sent by mail, although the Company may solicit consenting stockholders over the internet or by telephone. As required, the Company will reimburse brokerage houses and others for their out-of-pocket expenses in forwarding documents to beneficial owners of stock.

OTHER MATTERS

Our Board of Directors is not presently aware of any matter to be presented at the Annual Meeting other than those described in this Proxy Statement. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy card to vote such proxy card on such matters in accordance with their judgment.

ANNUAL REPORT

A copy of our 2008 Annual Report to Stockholders, which includes our financial statements for the fiscal year ended March 31, 2008, was mailed with this Notice and Proxy Statement on or about July 15, 2008 to all stockholders of record on the Record Date. We will provide our complete Annual Report on Form 10-K at no charge to any requesting person.

MATRIXX INITIATIVES, INC.

Samuel C. Cowley
Executive Vice President, Business Development,
General Counsel and Secretary

Scottsdale, Arizona
July 7, 2008

MATRIXX INITIATIVES, INC.
ANNUAL MEETING OF STOCKHOLDERS
AUGUST 26, 2008
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints CARL J. JOHNSON and WILLIAM J. HEMELT, and each of them individually, with full power of substitution, the true and lawful attorney and proxy of the undersigned, to attend the annual meeting of the stockholders of MATRIXX INITIATIVES, INC. (the “Company”) to be held at the Marriott at McDowell Mountains, 16770 North Perimeter Drive, Scottsdale, AZ 85260, on August 26, 2008 at 10:00 a.m. (local time), and any adjournments thereof, and to vote the shares of common stock of the Company standing in the name of the undersigned, as directed below, with all the powers the undersigned would possess if personally present at the meeting.

Proposal No. 1: To elect two directors nominated in the Proxy Statement to the Company’s Board of Directors to serve for their elected term or until their successors are elected.

Nominees:	Lori H. Bush and Carl J. Johnson

VOTE FOR all nominees except those whose names are written on the line provided below (if any)

VOTE WITHHELD on all nominees

Proposal No. 2: To ratify the appointment of Mayer Hoffman McCann P.C. as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2009.

VOTE FOR

VOTE AGAINST

VOTE WITHHELD

PLEASE PROMPTLY DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE.

This proxy will be voted in accordance with the directions indicated herein. If no specific directions are given, this proxy will be voted FOR Proposal No. 1, FOR Proposal No. 2 and, with respect to any other business as may properly come before the meeting, in accordance with the discretion of the proxies.

DATED:           , 2008

(Signature)

(Signature)

When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If a joint tenancy, please have both joint tenants sign.